Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	October 17, 2011

AmeriGas Partners to Acquire the Propane Operations of Energy Transfer Partners

Valley Forge, Pa, October 17 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”), announced that AmeriGas Partners had reached a definitive agreement to acquire the propane operations of Energy Transfer Partners, L.P. (“Energy Transfer”) for total consideration of approximately $2.9 billion, including $1.5 billion in cash, approximately $1.3 billion in AmeriGas common units, and the assumption of $71 million in debt. Energy Transfer conducts its propane operations in 41 states through subsidiaries including Heritage Operating, L.P. and Titan Energy Partners, L.P. (collectively, “Heritage Propane”). The acquisition of Heritage Propane will add over one million retail propane customers and over 500 million gallons to AmeriGas’s nationwide propane distribution operations.

Eugene V.N. Bissell, president and chief executive officer, said, “This transaction provides AmeriGas with an outstanding opportunity to grow its core business. We look forward to working with Heritage Propane as we merge two high-quality propane operations into one cohesive organization. The combination of these two customer-focused teams will provide us with the unique opportunity to utilize a broader platform to enhance productivity, develop new growth opportunities and deploy new technologies. As we integrate the businesses, we will adopt best practices from each of the organizations in order to optimize service to our customers and ensure strong financial performance for our investors.”

Lon R. Greenberg, chairman of AmeriGas, and chairman and chief executive officer of UGI Corporation (NYSE: UGI) said, “We are pleased to be combining our AmeriGas propane operations with those of Heritage Propane. The transaction responds effectively to the challenges faced by the propane distribution industry over the past few years, and we believe it will be value-creating in the future for our unitholders. We structured the transaction so that AmeriGas would maintain a strong balance sheet and preserve its credit ratings, and after discussions with rating agencies, we believe that this goal has been achieved. We are confident that the combination will contribute to achievement of AmeriGas’s long standing financial goals of growing EBITDA 3% annually and increasing distributions by 5% per year. Additionally, AmeriGas expects to declare a one-time distribution increase of 3% following the closing of the transaction to tangibly demonstrate the benefits of the transaction to AmeriGas’s unitholders.”

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AmeriGas Partners to Acquire the Propane Operations of Energy Transfer Partners

The transaction is subject to customary closing conditions including approval under the Hart-Scott-Rodino Act, and is expected to close late in 2011 or early in 2012. Neither AmeriGas Partners nor Energy Transfer unitholder approval is required in connection with this transaction.

AmeriGas engaged J.P. Morgan Securities LLC as an advisor for the purpose of providing a fairness opinion to its Board of Directors in connection with the transaction. Shearman & Sterling LLP served as legal advisor to AmeriGas in connection with the transaction.

AmeriGas and UGI Corporation will hold a live Internet Audio Webcast of the conference call to discuss the transaction at 3:30 PM ET on Monday, October 17, 2011. Interested parties who wish to listen to the audio webcast, which will also include a supporting slide presentation, may do so live or in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website http://www.amerigas.com under the caption “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on October 17 through midnight, October 19, 2011. The replay may be accessed at 1-855-859-2056, passcode 19772283, International 1-404-537-3406, passcode 19772283.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation, through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, capital market conditions, including reduced access to capital markets and interest rate fluctuations, and the timing and success of our acquisitions and investments to grow our business. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-18 ### 10/17/11